Exhibit 99.1

Vermillion Reports Third Quarter 2019 Financial Results

November 12, 2019

Conference Call scheduled for today, November 12th at 4:30 p.m. ET

AUSTIN, Texas — November 12, 2019 — Vermillion, Inc. (Nasdaq: VRML), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the third quarter ended September 30, 2019.

“We are very pleased by the continued positive momentum on multiple fronts of the business, from unit growth, pipeline development and CA125 disparity impact.  The rate of year on year growth has accelerated every quarter this year,” stated Valerie Palmieri, President and CEO of Vermillion. “We are focused on maximizing commercialization efforts and we anticipate our year on year growth in the fourth quarter will be in excess of 100%.”

Recent Corporate Highlights

Year over Year Results - Third Quarter 2019 versus Third Quarter 2018:

-	Product volume increased 82% to 3,602 units up from 1,981 in the third quarter of last year
-	Product revenue increased 68% to $1,241,433 up from $738,870 in the third quarter of last year
-	Total number of customers increased by 66% compared to the third quarter of last year
-	New customers increased 59% compared to the third quarter of last year

Year over Year Results – Nine Months of 2019 versus Nine Months of 2018:

-	Product volume increased 59% to 9,044 units up from 5,683 units in the first nine months of 2018
-	Product revenue increased 58% to $3,120,197 up from $1,978,721 in the first nine months of 2018
-	Total number of customers increased 47% compared to the first nine months of 2018
-	New customers increased 55% compared to the first nine months of 2018

CA125 disparity in African American Women

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Received earned media coverage with four publications, Medscape article in July, Reuters Health in September and in the last 2 weeks, National Ovarian Cancer Coalition and BlackDoctor.org.  The number of subscribers we touched are estimated to be 3.6 million, 55 million, 1.5 million, and 19 million respectively, not including social media.

Pipeline Development - 3rd Generation OVA Technology

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October 2019- Initial 3rd Generation Technology Validation published in Future Oncology, Publication title:  Adnexal mass risk assessment: a multivariate index assay for malignancy risk stratification. A 2092 retrospective patient study of 3rd generation algorithm. Key conclusion: 3rd generation technology has highly differentiating risk stratification capabilities across histological subtypes and stages. It is potentially applicable to patients with adnexal masses to assist deciding whether immediate surgery is recommended.

-	3rd generation “Watch and Wait Technology” abstract accepted and presented at European Society of Gynecologic Oncology in Greece in November.
-	2nd manuscript submitted for publication- 596 retrospective patient study

Financials:

•

Product revenue increased 68% to $1.2 million for the third quarter 2019, compared to $739 thousand for the same period in 2018. The increase is due to an increase in the number of our tests performed. We expect revenue to increase over the remainder of the year as the sales team continues to execute on its strategy. Service revenue was $44 thousand for the third quarter 2019 compared to $35 thousand for the same period in 2018.

•

The number of OVA1 tests performed increased 82% to 3,602 during the third quarter 2019 compared to 1,981 for the same period in 2018. We expect the test volume to improve over the remainder of the year as we continue to realize returns from our sales and marketing investments.

•	Revenue on a per test performed basis was $345 in the third quarter of 2019 compared to $351 in the second quarter of 2019 and $373 in Q3 of 2018, driven by patient pay in specific geographies.

•

Gross profit on OVA1 product revenue was $653 thousand or 53% margin for the third quarter 2019 compared to $263 thousand for the same period in 2018, or 35.5% margin, a 50% increase in the rate and a more than doubling in absolute value. We anticipate the gross profit percent will increase as volumes continue to increase.

•

Research and development expenses for the third quarter 2019 increased by $211 thousand or 164%, compared to the same period in 2018. This increase was primarily due to the third generation serial monitoring product development expense.

•

Sales and marketing expenses for the third quarter 2019 increased $1.1 million, or 81%, compared to the same period in 2018. This increase was primarily due to the increased investment in headcount and personnel-related expenses compared to those in the same period in 2018.

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General and administrative expenses for the third quarter 2019 increased by $252 thousand, or 22%, compared to the same period in 2018. This increase was primarily due to an increase in headcount and personnel-related expenses in the third quarter of 2019 compared to those in the third quarter of 2018.

•

The cash balance at September 30, 2019 was $14.6 million, which reflects proceeds from the common stock offering during the second quarter. On July 2, 2019, the Underwriter exercised its option to purchase 2,812,500 shares of Vermillion common stock at a price of $0.80 per share and resulted in net proceeds to the Company of $2.1 million.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today at 4:30 p.m. Eastern Daylight Time to discuss results followed by a question and answer period.

Tuesday November 12th @ 4:30pm Eastern Time

877-407-4018 - Investors Dial

201-689-8471 - Int’l Investors Dial

13695174 - Conference ID

Webcast:  http://public.viavid.com/index.php?id=136364

About Vermillion, Inc.

Vermillion, Inc. is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. Recently launched, ASPiRA GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment Vermillion has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding expected revenue, test volumes and gross profits. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2018, as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@LifeSciAdvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$14,636	$9,360
Accounts receivable, net	996	786
Prepaid expenses and other current assets	389	550
Inventories	29	92
Total current assets	16,050	10,788
Property and equipment, net	399	608
Other assets	84	12
Total assets	$16,533	$11,408

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$879	$950
Accrued liabilities	2,403	1,825
Short-term debt	192	189
Other current liabilities	63	-
Total current liabilities	3,537	2,964
Non-current liabilities:
Long-term debt	1,148	1,292
Other non-current liabilities	21	-
Total liabilities	4,706	4,256
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at September 30, 2019 and December 31, 2018	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized at September 30, 2019 and December 31, 2018; 97,238,427 and 75,501,394 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	97	75
Additional paid-in capital	430,504	414,001
Accumulated deficit	(418,774)	(406,924)
Total stockholders’ equity	11,827	7,152
Total liabilities and stockholders’ equity	$16,533	$11,408

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Product	$1,241	$739	$3,120	$1,979
Service	44	35	110	152
Total revenue	1,285	774	3,230	2,131
Cost of revenue:(1)
Product	736	477	1,950	1,538
Service	213	301	601	851
Total cost of revenue	949	778	2,551	2,389
Gross profit (loss)	336	(4)	679	(258)
Operating expenses:
Research and development(2)	340	129	774	425
Sales and marketing(3)	2,425	1,343	7,569	4,046
General and administrative(4)	1,421	1,167	4,210	3,780
Total operating expenses	4,186	2,639	12,553	8,251
Loss from operations	(3,850)	(2,643)	(11,874)	(8,509)
Interest income (expense), net	34	(6)	39	(25)
Other income (expense), net	(4)	(3)	(15)	(17)
Net loss	$(3,820)	$(2,652)	$(11,850)	$(8,551)
Net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.14)	$(0.13)
Weighted average common shares used to compute basic and diluted net loss per common share	97,144,586	75,306,074	83,017,019	68,288,216
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$20	$35	$57	$93
(2) Research and development	-	2	4	4
(3) Sales and marketing	32	14	93	85
(4) General and administrative	243	245	738	657